UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 29, 2023

MOLECULIN BIOTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5300 Memorial Drive, Suite 950, Houston, TX 77007
(Address of principal executive offices and zip code)

(713) 300-5160
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).          Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	MBRX	The NASDAQ Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Stock Plan

On December 29, 2023, the Board of Directors (the “Board”) of Moleculin Biotech, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved the amendment of the Company’s 2015 Stock Plan, as amended (the “Plan”), subject to approval by the Company’s stockholders at its 2024 Annual Meeting of Stockholders (the “Annual Meeting”), to increase the aggregate number of shares of Company common stock (the “Common Stock”) that may be issued pursuant to Awards (as defined in the Plan) by 1,100,000 shares (the “Plan Amendment”).

Granting of Performance Based Restricted Stock Units

On December 29, 2023, the Compensation Committee and Board approved the grant of performance-based restricted stock units (each, a “PSU”) under the Plan to the Company’s executive officers as follows: (i) Walter Klemp, Chief Executive Officer – 653,846 PSUs; (ii) Jonathan P. Foster, Chief Financial Officer – 287,692 PSUs; and (iii) Donald Picker, Chief Science Officer – 86,154 PSUs.

Each such PSU will only vest upon both:

(A) the approval of the Plan Amendment by the Company stockholders; and

(B) the first of the following to occur:

(a) a licensing transaction with a valuation, at the time, in excess of $150 million, which valuation shall be determined by the Board;
(b) the filing of a new drug application; or
(c) upon a Change in Control (as defined in the Plan), in each case subject to the respective executive officer’s continued service with us as of each such vesting date.

Entry into Employment Agreements

On January 4, 2024, the Company entered into amended and restated employment agreements with Messrs. Klemp and Foster and into a new employment agreement with Dr. Picker. These employments agreements standardize the employment language for all three officers.

These agreements do not increase the current salaries of these officers. Each of the agreements provides for compensation, as previously determined by the Compensation Committee after consulting with a compensation expert and comparing to similar companies, consisting of base salary, an annual bonus, and an annual option grant. For the compensation year ending May 31, 2024 (the Company’s compensation year runs from June 1 to May 31): (A) the base salaries for the above officers will be: (i) Mr. Klemp - $565,000; (ii) Mr. Foster - $405,000; and (iii) Dr. Picker - $340,000; and (B) the target annual bonus for the above officers will be: (i) Mr. Klemp – 66% of base salary; (ii) Mr. Foster – 49% of base salary; and (iii) Dr. Picker - 49% of base salary. The final determination on the amount, if any, of the annual bonus will be made by, and in the sole discretion of the Compensation Committee. The Compensation Committee will review the base salary and target annual bonus each year for adjustment, provided the base salaries may not be reduced.

Each of the agreements provides for an initial term of one year, which is automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. If the officer’s employment is terminated at the Company’s election without “cause” (as defined in the agreement), which requires 90 days advance notice, or by the officer for “good reason” (as defined in the agreement), the officer shall be entitled to receive severance payments equal to twelve months of the officer’s base salary and 75% of the target annual bonus for the year in which such termination occurs. In addition, if the officer’s employment is terminated prior to the end of the term of the agreement by the Company without “cause” or by the officer for “good reason,” and such termination occurs within six months prior to a change in control or within twelve months after a change in control, the officer shall be entitled to receive, in addition to the severance discussed above, an additional twelve months of the officer’s base salary, and an additional 25% of the target annual bonus for the year in which such termination occurs. Each of the officers has agreed not to compete with the Company until twelve months after the termination of his employment.

The foregoing descriptions of the employment agreements are subject to and qualified in their entirety by reference to the full text of the employment agreements, copies of which is included as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, the terms of which are incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

10.1	Amendment and Restated Employment Agreement between Moleculin Biotech, Inc. and Walter V. Klemp dated January 4, 2024
10.2	Amendment and Restated Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated January 4, 2024
10.3	Employment Agreement between Moleculin Biotech, Inc. and Donald Picker dated January 4, 2024
104	Cover page Interactive Data File (formatted as Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date:	January 5, 2024

By:	/s/ Jonathan P. Foster
Jonathan P. Foster